Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS FOURTH-QUARTER 2007 RESULTS
WINSTON-SALEM, N.C. (Jan. 31, 2008) — Hanesbrands Inc. (NYSE: HBI), a leading marketer of innerwear, outerwear and hosiery apparel, today reported results for the 2007 fourth quarter.
Diluted earnings per share in the fourth quarter increased to $0.52 from $0.25. Non-GAAP diluted earnings per share, which exclude actions, increased by 31 percent in the quarter to $0.38 as a result of increased sales and cost-reduction initiatives. (See non-GAAP description below.)
Total net sales in the quarter increased by 2.4 percent to $1.16 billion.
“We capped a successful first year, in which we exceeded our financial goals, with solid performance in the fourth quarter in a tough consumer climate,” said Hanesbrands Chief Executive Officer Richard A. Noll. “And, as we have done all year, we continued to generate strong cash flow, using it to reduce long-term debt by an additional $50 million in the quarter.”
Noteworthy Financial Highlights
Selected highlights for the fourth quarter and fiscal year ended Dec. 29, 2007, include:
•	Total net sales in the quarter increased by 2.4 percent to $1.16 billion — the fourth consecutive quarter of sales growth. By sequential quarter, sales in the fiscal year grew by 0.7 percent, 0.2 percent, 3.1 percent and 2.4 percent. Total net sales for the full fiscal year increased by $71 million, or 1.6 percent, to $4.47 billion.

“One of our strategies is to invest in our largest and strongest brands with innovative key items supported by great media,” Noll said. “This strategy is delivering results.”

Hanesbrands Inc. Reports Fourth-Quarter 2007 Results — Page 2
For the quarter and the full year, Hanes, Champion and Bali brand sales increased. The Champion brand has recorded double-digit sales growth for three consecutive years. For the full year, sales to each of the company’s top three customers increased.
•	Diluted earnings per share in the quarter were $0.52, up from $0.25 a year ago, while diluted EPS for the year was $1.30 versus $2.16 a year ago. The full-year decline reflected increased interest expense as a result of the company’s independent structure, higher restructuring costs and a higher tax rate.

Non-GAAP diluted EPS increased by 31 percent in the quarter to $0.38 from $0.29 a year ago. The increase was primarily a result of increased sales and operating profit and lower interest expense.

•	Operating profit in the quarter, based on generally accepted accounting principles, increased to $125.9 million, from $96.2 million a year ago. For the year, operating profit increased to $388.6 million compared with $366.2 million a year ago.

Non-GAAP operating profit increased by 6.6 percent in the quarter and 3.3 percent in the year, to $101.8 million and $432.0 million, respectively. The company’s non-GAAP operating profit margin, a measure the company uses to better assess underlying performance because it excludes actions, was 9.7 percent for the year, compared with 9.5 percent last year.

“We achieved operating profit growth and improved our margins during a year of significant change,” Noll said. “We exceeded our goal to offset our stand-alone company costs and selected increased investment in our business with cost savings from consolidation and moving supply chain operations to lower cost countries.”

•	Hanesbrands used its continued strong cash flow from operations to prepay long-term debt in the quarter by $50 million. Cash flow from operations for the year increased by 28 percent to $359 million. In fiscal 2007, Hanesbrands repaid $178 million of long-term debt, repurchased $44 million in company stock and voluntarily contributed $48 million to its qualified pension plans.

Since Hanesbrands spun off in September 2006, the company has reduced long-term debt by $285 million and voluntarily contributed $96 million to its qualified pension plans.
(Operating profit excluding actions and diluted EPS excluding actions are non-GAAP measures used to better assess underlying business performance because they exclude the effect of unusual actions that are not directly related to operations. The unusual actions in the quarter and full year were plant closings and reorganization, gain on curtailment of postretirement benefits, amortization of gain on postretirement benefits, separation of pension plan assets and liabilities, nonrecurring spinoff and related charges, other expenses, and the tax effect on these items. See Table 4A and 4B for details and reconciliation with reported operating results.)

Hanesbrands Inc. Reports Fourth-Quarter 2007 Results — Page 3
Other Highlights
As part of continued investment in brands and marketing, the Champion brand launched its “How You Play” advertising campaign on Nov. 7, the first campaign for the brand since 2003. On Oct. 31, Hanesbrands announced a 10-year strategic alliance with The Walt Disney Company that includes basic apparel exclusivity for the Hanes and Champion brands, product co-branding, attraction sponsorships and other brand visibility and signage at Disney properties. The alliance included the naming rights for the stadium at Disney’s Wide World of Sports Complex, now known as Champion Stadium.
As part of its global supply chain strategy, Hanesbrands acquired in December the Inversiones Bonaventure S.A. de C.V. hosiery sewing operation in Las Lourdes, El Salvador. The 900-employee Bonaventure plant had been a contract sewing supplier for Hanesbrands for 12 years.
“We are very pleased with our performance in our first year of independence,” Noll said. “We delivered sales growth, margin expansion and continued strong cash generation. This puts us in good position as we seek to achieve our long-term growth goals for sales, operating profit and earnings per share.
“This would not have been possible without the significant efforts of our worldwide workforce to manage change, embrace our improvement strategies and focus on our competitiveness. I appreciate all of their efforts and commitment to our success.”
Hanesbrands Policy on Guidance
Hanesbrands follows a policy of not providing quarterly or annual EPS guidance. The company plans to communicate appropriately to provide investors with an understanding of long-term goals, the trends associated with its business and current financial performance.
Webcast Conference Call
Hanesbrands will host a live Internet webcast of its quarterly investor conference call at 10 a.m. EST today. The broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com. The call is expected to conclude by 11 a.m.
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands Web site. A telephone playback will be available from approximately noon EST today until midnight on Feb. 7, 2008. The replay will be available by calling toll-free (800) 642-1687, or by toll call at (706) 645-9291. The replay pass code is 29092926.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements, including those regarding our launch as an independent company and the benefits expected from that launch, our long-term goals, and trends associated with our business. These forward-looking statements are made only as of the date of this press

Hanesbrands Inc. Reports Fourth-Quarter 2007 Results — Page 4
release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to migrate our production and manufacturing operations to lower-cost countries around the world; our ability to effectively implement other components of our business strategy; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; our ability to successfully manage adverse changes in social, political, economic, legal and other conditions affecting our foreign operations; retailer consolidation and other changes in the apparel essentials industry; our ability to keep pace with changing consumer preferences; loss of or reduction in sales to, or financial difficulties experienced by, any of our top customers; fluctuations in the price or availability of cotton or labor; our substantial debt and debt-service requirements that restrict our operating and financial flexibility and impose significant interest and financing costs; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2006 Annual Report on Form 10-K, 2007 quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 50,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Year Ended
	December 29,	December 30,		December 29,	December 30,
	2007	2006	% Change	2007	2006	% Change
Net sales:
Innerwear	$639,788	$644,685		$2,556,906	$2,574,967
Outerwear	325,262	297,978		1,221,845	1,154,107
Hosiery	76,983	87,359		266,198	278,253
International	118,779	104,603		421,898	400,167
Other	10,291	8,585		56,920	44,670

Total segment net sales	1,171,103	1,143,210		4,523,767	4,452,164
Less: Intersegment	11,973	11,705		49,230	48,698

Total net sales	1,159,130	1,131,505	2.4%	4,474,537	4,403,466	1.6%

Cost of sales	799,275	776,782		3,033,627	2,960,759

Gross profit	359,855	354,723	1.4%	1,440,910	1,442,707	-0.1%
As a % of net sales	31.0%	31.3%		32.2%	32.8%

Selling, general and administrative expenses	266,937	285,043		1,040,754	1,093,436
As a % of net sales	23.0%	25.2%		23.3%	24.8%

Gain on curtailment of postretirement benefits	(32,144)	(28,467)		(32,144)	(28,467)

Restructuring	(802)	1,965		43,731	11,516

Operating profit	125,864	96,182	30.9%	388,569	366,222	6.1%
As a % of net sales	10.9%	8.5%		8.7%	8.3%

Other expenses	3,795	7,401		5,235	7,401
Interest expense, net	46,991	53,184		199,208	79,621

Income before income tax expense	75,078	35,597		184,126	279,200
Income tax expense	25,285	11,803		57,999	71,184

Net income	$49,793	$23,794	109.3%	$126,127	$208,016	-39.4%

Earnings per share:
Basic	$0.52	$0.25		$1.31	$2.16
Diluted	$0.52	$0.25		$1.30	$2.16

Weighted average shares outstanding:
Basic	95,381	96,309		95,936	96,309
Diluted	96,650	96,620		96,741	96,390

TABLE 2
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 29, 2007	December 30, 2006
Assets
Cash and cash equivalents	$174,236	$155,973
Trade accounts receivable	575,069	488,629
Inventories	1,117,052	1,216,501
Other current assets	227,977	210,077

Total current assets	2,094,334	2,071,180

Property, net	534,286	556,866
Intangible assets and goodwill	461,691	418,706
Other noncurrent assets	349,172	388,868

Total assets	$3,439,483	$3,435,620

Liabilities
Accounts payable and accrued liabilities	$669,405	$587,542
Other current liabilities	19,577	23,639

Total current liabilities	688,982	611,181

Long-term debt	2,315,250	2,484,000
Other noncurrent liabilities	146,347	271,168

Total liabilities	3,150,579	3,366,349

Equity	288,904	69,271

Total liabilities and equity	$3,439,483	$3,435,620

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Year Ended
	December 29, 2007	December 30, 2006
Operating activities:
Net income	$126,127	$208,016
Depreciation and amortization	131,676	133,161
Changes in assets and liabilities, net, and other	101,237	(60,964)

Net cash from operating activities	359,040	280,213

Investing Activities:
Purchases of property and equipment, net, and other	(101,085)	(81,102)

Financing Activities:
Transactions with parent companies and other	(243,379)	(555,876)

Effect of changes in foreign currency exchange rates on cash	3,687	2,106

Increase (decrease) in cash and cash equivalents	18,263	(354,659)

Cash and cash equivalents at beginning of year	155,973	510,632

Cash and cash equivalents at end of year	$174,236	$155,973

TABLE 4
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands, except per-share amounts)
(Unaudited)
Reconciliation of Reported Operating
Results with Certain Information Excluding
Actions

	Quarter Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
A. Operating profit excluding actions

Operating profit as reported	$125,864	$96,182	$388,569	$366,222
Plant closings and reorganization	7,457	18,771	83,183	32,715
Gain on curtailment of postretirement benefits	(32,144)	(28,467)	(32,144)	(28,467)
Amortization of gain on postretirement benefits included in SG&A	(1,341)	—	(7,377)	—
Separation of pension plan assets and liabilities included in SG&A	1,409	—	(3,408)	—
Spinoff and related charges included in SG&A	509	8,977	3,209	47,887

Operating profit excluding actions	$101,754	$95,463	$432,032	$418,357

Percentage of net sales	8.8%	8.4%	9.7%	9.5%

B. Net income excluding actions

Net income as reported	$49,793	$23,794	$126,127	$208,016
Plant closings and reorganization	7,457	18,771	83,183	32,715
Gain on curtailment of postretirement benefits	(32,144)	(28,467)	(32,144)	(28,467)
Amortization of gain on postretirement benefits included in SG&A	(1,341)	—	(7,377)	—
Separation of pension plan assets and liabilities included in SG&A	1,409	—	(3,408)	—
Spinoff and related charges included in SG&A	509	8,977	3,209	47,887
Other expenses (Losses on early extinguishment of debt)	3,795	7,401	5,235	7,401
Tax effect on plant closings and reorganization, gain on curtailment, amortization of gain, separation of pension plan assets and liabilities, spinoff and related charges, and other expenses	6,842	(2,216)	(15,340)	(15,179)

Net income excluding actions	$36,320	$28,260	$159,485	$252,373

Diluted earnings per share excluding actions	$0.38	$0.29	$1.65	$2.62

C. Supply chain actions

Plant closings and reorganization
-Accelerated depreciation included in Cost of sales	$7,616	$16,806	$36,912	$21,199
-Accelerated depreciation included in SG&A	643	—	2,540	—
-Restructuring	(802)	1,965	43,731	11,516

Total	$7,457	$18,771	$83,183	$32,715

Noncash amount	$9,398	$16,806	$38,970	$17,318

D. EBITDA

Net income	$49,793	$23,794	$126,127	$208,016
Interest expense, net	46,991	53,184	199,208	79,621
Income tax expense	25,285	11,803	57,999	71,184
Depreciation and amortization	31,755	43,839	131,676	133,161

Total EBITDA	$153,824	$132,620	$515,010	$491,982